Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectus of BioDelivery Sciences International, Inc. for the registration of 3,505,120 shares of its common stock and to the incorporation by reference therein of our report, dated March 31, 2006, with respect to the consolidated financial statements of BioDelivery Sciences International, Inc. included in its Annual Report on Form 10-KSB for the year ended December 31, 2005.

/s/ Aidman, Piser & Company, P.A.

Tampa, Florida
July 13, 2006